Exhibit 10.15

ANIKA THERAPEUTICS, INC.

EXECUTIVE RETENTION AGREEMENT

Anika Therapeutics, Inc., a Delaware corporation (the “Company”), and Steve Griffin (the “Executive”) enter into this Executive Retention Agreement (the “Agreement”) dated as of December 12, 2024 (the “Effective Date”).

WHEREAS, the Company desires to provide and the Executive desires to accept the severance protections provided herein in the event of the Executive’s involuntary or constructive termination, including in connection with a change in control of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Key Definitions. As used herein, the following terms shall have the following respective meanings:

(a)     “Cause” shall be defined as that term is defined in the Executive’s offer letter, employment agreement, or other similar agreement; or if there is no such definition, “Cause” means, as determined by the Company in its sole discretion, any of the following:

(i)    substantial and continuing neglect or inattention to the Executive’s duties;

(ii)   willful misconduct or gross negligence in connection with the performance of such duties;

(iii)   the commission of an act of embezzlement, fraud, or deliberate disregard of the rules or policies of the Company, which results in economic loss, damage, or injury to the Company;

(iv)   the unauthorized disclosure of any trade secret or confidential information of the Company or any third party who has a business relationship with the Company or the violation of any non-competition obligation to the Company;

(v)    the commission of an act that induces any customer or prospective customer of the Company to break a contract with the Company or to decline to do business with the Company;

(vi)   the commission of an act that induces any investor or prospective investor in any investment entity affiliated with or managed by the Company to break a contract with such investment entity or to decline to invest in such investment entity;

(vii)   the conviction of a felony involving any financial impropriety or which would materially interfere with the performance of services or otherwise be injurious to the Company; or

(viii)  the failure to perform in a material respect the Executive’s services or duties without proper cause.

(b)    “Change in Control” shall mean any of the following:

(i)    any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing more than 50 percent of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii)   the date a majority of the members of the Board is replaced during the longer of (a) any 12-month period or (b) the period covering two consecutive annual meetings of the Company’s stockholders, in either case by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election (other than an endorsement that occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consent by or on behalf of a person other than the Board); or

(iii)  the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to more than 50 percent of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns more than 50 percent of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

(c)    “Disability” means inability to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period.

(d)    “Good Reason” shall mean that the Executive has complied with the Good Reason Process (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s annual base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which the Executive provides services to the Company, which is a relocation of more than 75 miles from the Company’s Bedford, Massachusetts headquarters, not otherwise agreed between the Executive and the Company; or (iv) the material breach of this Agreement by the Company.

(e)    “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the occurrence of the Good Reason condition within 60 days of the occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f)    “Qualifying Termination” shall mean (i) a termination of the Executive’s employment by the Company without Cause within 3 months prior to or 12 months after a Change in Control, or (ii) a termination of the Executive’s employment by the Executive for Good Reason within 12 months after a Change in Control.

2.    Term of Agreement. This Agreement shall take effect upon the Effective Date and shall expire upon the first to occur of (a) the expiration of the Term (as defined below) if a Change in Control has not occurred during the Term, (b) the date 12 months after the Change in Control Date, if the Executive is still employed by the Company as of such later date, or (c) the fulfillment by the Company of all of its obligations under Sections 4 and 5 if the Executive’s employment with the Company terminates during the Term or within 12 months following the Change in Control Date. “Term” shall mean the period commencing as of the Effective Date and continuing in effect through December 31 of the year of the Effective Date; provided, however, that commencing on January 1 of the year following the year of the Effective Date, and each January 1 thereafter, the Term shall be automatically extended for one additional year unless, not later than 90 days prior to the scheduled expiration of the Term (or any extension thereof), the Company shall have given the Executive written notice that the Term will not be extended.

3.    Date of Termination.

(a)    Termination by Company for Cause. The Company may terminate the Executive’s employment for Cause at any time, subject to any applicable notice or cure requirement related to the specific event triggering Cause.

(b)    Termination Without Cause. Any termination by the Company of the Executive’s employment that does not constitute a termination for Cause or a termination due to the death or Disability of the Executive shall be deemed a termination without Cause.

(c)    Termination by Executive for Good Reason. In order to terminate employment for Good Reason, the Executive must comply with the Good Reason Process.

(d)    Notice of Termination. Except for termination due to the Executive’s death, any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicated the specific termination provision in this Agreement relied upon.

(e)    Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by the Company without Cause, the date specified in the Notice of Termination (not earlier than the date the Notice of Termination is given); (ii) if the Executive’s employment is terminated by the Executive without Good Reason, the date specified in the Notice of Termination (not earlier than the date the Notice of Termination is given); and (iii) if the Executive’s employment is terminated by the Executive for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

4.    Compensation Upon Termination.

(a)    Termination Generally. If the Executive’s employment with the Company is terminated for any reason during the Term, the Company shall pay or provide to the Executive (or to his authorized representative or estate) any earned but unpaid base salary, incentive compensation earned but not yet paid, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Executive may have under any employee benefit plan of the Company (the “Accrued Benefit”) within 30 days of the Executive’s Date of Termination.

(b)    Termination by Company Without Cause. If the Executive’s employment is terminated by the Company without Cause, then the Company shall, through the Date of Termination, pay the Executive his Accrued Benefit. If the Executive signs a general release of claims in a form and manner satisfactory to the Company (the “Release”) within 45 days of the receipt of the Release (which shall be provided no later than within two business days after the Date of Termination) and does not revoke such Release during the seven-day revocation period,

(i)    the Company shall pay the Executive an amount (the “Severance Amount”) equal to 12 months of the Executive’s annual base salary for the fiscal year in which the Date of Termination occurs. The Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months, beginning within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount commence to be paid in the second calendar year. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment. Notwithstanding the foregoing, if the Executive breaches any of the obligations contained in Section 7 of this Agreement, all payments of the Severance Amount shall immediately cease; and

(ii)   subject to the Executive’s copayment of premium amounts at the active employees’ rate, the Executive may continue to participate in the Company’s group health, dental and vision program for 12 months; provided, however, that the continuation of health benefits under this Section shall reduce and count against the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); provided, however, that if the Company determines necessary to avoid any adverse tax or other consequences for the Executive or the Company, the Company may instead pay to the Executive on a monthly basis during the period covered by this Section 4(b)(ii) an amount equal to the difference between the applicable COBRA premium and the applicable active employees’ rate for the coverage.

5.    Change in Control. The provisions of this Section set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 3 months prior to or 12 months after the occurrence of the first event constituting a Change in Control, provided that such first event occurs during the Term. These provisions shall terminate and be of no further force or effect beginning 12 months after the occurrence of a Change in Control, in which case the provisions of Section 4(b) shall once again become applicable.

(a)    Change in Control Benefits.

(i)    If the Executive incurs a Qualifying Termination, then:

(A)    Subject to the signing of the Release by the Executive within 45 days of the receipt of the Release (which shall be provided no later than two business days after the Date of Termination) and not revoking the Release during the seven-day revocation period, the Company shall pay the Executive a lump sum in cash in an amount (the “Change in Control Severance Amount”) equal to 1.5 times the sum of (I) the Executive’s current annual base salary (or the Executive’s annual base salary in effect immediately prior to the Change in Control, if higher) plus (II) the Executive’s target annual bonus for the current fiscal year (or if higher, the target annual bonus for the fiscal year immediately prior to the Change in Control). The Change in Control Severance Amount shall be paid to the Executive by the 60th day after the later of the date of the Change in Control and the Date of Termination; provided, however, that (x) if the Date of Termination occurs during the three-month period before the Change in Control, the payment under this Section 5(a)(i)(A) shall be reduced by any payments made under Section 4(b)(i) before the date of the Change in Control; and (y) to the extent that the Company determines necessary to comply with Section 409A of the Code, all or a portion of the payments under this Section 5(a)(i)(A) shall be made on the schedule set forth in Section 4(b)(i) rather than in a lump sum.

(B)    The Company shall pay to the Executive in a cash lump sum by the 60th day after the later of the date of the Change in Control and the Date of Termination, an amount equal to 18 times the excess of (I) the monthly premium payable by former employees for continued coverage under COBRA for the same level of coverage, including dependents, provided to the Executive under the Company’s group health benefit plans in which the Executive participates immediately prior to the Date of Termination over (II) the monthly premium paid by active employees for the same coverage immediately prior to the Notice of Termination.

(ii)   Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement:

(A)    [Reserved]; and

(B)    All stock options and other stock-based awards held by the Executive (I) if assumed or continued by the successor in the Change in Control (as set forth in Section 15.2.1(b) of the Company’s 2017 Omnibus Incentive Plan, or any similar provision in any predecessor or successor plan), and the Executive incurs a Qualifying Termination, shall only immediately accelerate and become fully exercisable or nonforfeitable upon the later of the Date of Termination or the effective date of the Change in Control, and (II) if not assumed or continued by the successor in the Change in Control, shall immediately accelerate and become fully vested, exercisable and nonforfeitable upon the effective date of the Change in Control. In that regard, for any such award that includes a performance-based vesting condition, vesting shall be based on the greater of assumed target performance or actual performance measured through the date of accelerated vesting.

For the avoidance of any doubt, the provisions of this Section 5(a)(ii) shall supersede the provisions contained in the applicable award agreements, provided that the provisions of the award agreements will control to the extent such provisions are more favorable to the Executive.

(b)    Section 280G. If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 6(b), be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, and foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 5(b) shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A of the Code.

6.    Section 409A.

(a)    Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such date of separation from service until the payment.

(b)    The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)    The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under the Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) any right to reimbursements or in-kind benefits under the Agreement shall not be subject to liquidation or exchange for another benefit.

(d)    The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7.    Confidentiality and Proprietary Rights Agreement. Nothing in this Agreement supersedes the terms of the Confidentiality and Proprietary Rights Agreement between the Executive and the Company. Any and all obligations of the Company under this Agreement are contingent upon the Executive’s compliance with the Executive’s obligations under the Confidentiality and Proprietary Rights Agreement.

8.    Arbitration of Disputes. Except for any request by the Company or by the Executive for temporary, preliminary, or permanent injunctive relief from a court of competent jurisdiction to enforce or enjoin any portion of the Confidentiality and Proprietary Rights Agreement (which right shall remain in full force and effect following the termination of the Executive’s employment with the Company), in the event of any dispute, controversy, or claim arising out of or relating to this Agreement, the Executive’s employment with the Company, or the termination of the Executive’s employment, including but not limited to, any claims arising out of M.G.L. ch.151B, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Small Necessities Leave Act, the Massachusetts Civil Rights Act (M.G.L. ch. 12), or any other federal, state, or local statute, regulation, or ordinance that provides protection against employment discrimination, harassment, or retaliation; any claims under the Fair Labor Standards Act or M.G.L. ch. 149 or any other federal, state, or local statute, regulation, or ordinance that provides protection against wage and hour and/or wage payment violations; any claims under the federal or state equal pay act; any tort and/or privacy claims, including those under the Massachusetts Privacy Statute (M.G.L. ch. 214), that dispute, controversy, or claim shall, to the fullest extent permitted by law, be settled by binding arbitration before an arbitrator experienced in employment law. Said arbitration will be conducted in accordance with the Employment Dispute Resolution Rules and Mediation Procedures of the American Arbitration Association (“AAA”) in Boston, Massachusetts, including, but not limited to, the rules and procedures applicable to the selection of arbitrators (or alternatively, in any other forum or in any other form agreed upon by the parties). In the event that any person or entity other than the Executive or Anika may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This provision shall be specifically enforceable. Arbitration as provided in this section shall be the exclusive, final, and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived. The Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. The Executive acknowledges and understands that by agreeing to arbitrate, the Executive is waiving any right to bring an action against the Company in a court of law, either state or federal, and the right to a trial by jury, except as otherwise expressively set forth in this Agreement.

9.    Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10.   Integration; Non-Duplication. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, including any severance provisions under an offer letter, employment agreement, or other similar agreement. In no event shall the Executive be eligible for severance benefits under both this Agreement and any other agreement with the Company or under and statutory requirements under applicable law.

11.   Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

12.   Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees, and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

13.   Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.   Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.   Notices. Any notices, requests, demands, and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

16.   Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

17.   Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

18.   Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

19.   Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

20.   Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

21.   At-Will Employment. The Executive acknowledges that the Executive’s employment remains at-will. Nothing in this Agreement shall be construed otherwise.

IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the date first written above.

ANIKA THERAPEUTICS, INC.

By:	/s/ Cheryl Blanchard
Name: Cheryl Blanchard
Title: President & Chief Executive Officer

STEVE GRIFFIN

/s/ Steve Griffin